Exhibit 10.3

Reference Number: ☐                                Account Number: ☐

Wells Fargo Securities, LLC (“Agent”)

solely as agent of Wells Fargo Bank, NA

375 Park Avenue

New York, NY 10152

August 19, 2011

Collared Accelerated Share Repurchase Transaction

NetApp, Inc.

495 East Java Drive

Sunnyvale, California 94089

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Bank, National Association (“Wells Fargo” or “Seller”) and NetApp, Inc., a Delaware corporation, (the “Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation, together with the related Trade Notification (defined below), constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The additional terms of any particular Transaction shall be set forth in a Trade Notification in the form of Schedule II hereto (a “Trade Notification”), which shall reference the Confirmation and supplement, form a part of, and be subject to such Confirmation. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. If, in relation to any Transaction to which this Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) this Confirmation; (iii) the Agreement; and (iv) the Equity Definitions. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between Seller and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller and Issuer had executed an agreement in such form without any Schedule. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Seller and the Issuer or any confirmation or other agreement between Seller and the Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Seller and the Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Seller and the Issuer are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.  The terms of the particular Transaction to which this Confirmation and any related Trade Notification relates are as follows:

GENERAL TERMS:

Trade Date:	August 19, 2011

Buyer:	Issuer

Seller:	Wells Fargo

Shares:	Common Stock of Issuer (Ticker: NTAP)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to the Mean of the 10b-18 VWAPs; provided, however, that if the Forward Price would otherwise be: (A) greater than the Forward Cap Price, the Forward Price shall equal the Forward Cap Price (as specified in Schedule I), or (B) less than the Forward Floor Price, the Forward Price shall equal the Forward Floor Price (as specified in Schedule I).

10b-18 VWAP:	For each Observation Date that is a Trading Day during the Calculation Period or the Initial Hedge Period, a price per share equal to the price shown on the screen entitled “NTAP <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P.

Mean of 10b-18 VWAPs:	The arithmetic mean of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period.

Calculation Period:	The period from and including the first Observation Date that is a Trading Day that occurs after the Initial Hedge Completion Date to but excluding the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day (as defined below).

Initial Hedge Period:	As set forth in the Trade Notification, the period from and including the first Observation Date that is a Trading Day that occurs after the Trade Date to and including the Initial Hedge Completion Date.

Initial Hedge Completion Date:	As set forth in the related Trade Notification, to be the Observation Date on which Seller completes its initial hedge, as determined by Seller in its good faith and commercially reasonable discretion and communicated to the Buyer by 6:00p.m. EST on such date, but in no event later than the Initial Hedge End Date.

Initial Hedge End Date:	Four Trading Days after the beginning of the Initial Hedge Period, subject to postponement as provided under Market Disruption Event below.

Initial Hedge Period Reference Price:	As set forth in the related Trade Notification, to be an amount in USD equal to the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day from, and including, the first Observation Date that is a Trading Day immediately following the Trade Date to, and including, the Initial Hedge Completion Date.

Initial Shares:	A number of Shares equal to (i) the Prepayment Amount (as defined below) divided by (ii) the Forward Cap Price.

Initial Share Delivery Date:	One Exchange Business Day following the Initial Hedge Completion Date. On the Initial Share Delivery Date, Seller shall deliver a number of shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I; Seller and Issuer hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Issuer owes to Seller an amount calculated under Section 6(d) and 6(e) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement) or (b) Issuer owes to Seller, pursuant to Sections 12.2, 12.3, 12.6, 12.7, or 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	NASDAQ GS

Related Exchange:	The primary U.S. exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Observation Date during the Calculation Period or Initial Hedge Period or” after the word “material”

Notwithstanding anything to the contrary in the Equity Definitions, if any Observation Date in the Calculation Period or the Initial Hedge Period is a Disrupted Day, the Calculation Agent shall have the option in its reasonable discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period or the Initial Hedge Period by a number of Observation Dates equal to the number of Disrupted Days during the Calculation Period or the Initial Hedge Period; provided that the Calculation Period shall not be extended to a date later than the Final Share Delivery Date or (iii) to suspend the Calculation Period or the Initial Hedge Period, as appropriate, until the circumstances giving rise to such suspension have ceased; provided that the Calculation Period shall not be extended to a date later than the Final Share Delivery Date, in any case, by delivering notice in writing to Issuer of (x) the circumstances giving rise to such Disrupted Day and (y) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day and, with respect to a Disrupted Day arising with respect to any Requirements (as defined in Section 10), shall subsequently notify Issuer on the day Seller believes that the circumstances giving rise to such Disrupted Day have changed. For the avoidance of doubt, if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price or the Initial Hedge Period Reference Price, as the case may be.

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange.

Valuation Date:	The earlier of (i) the Scheduled Valuation Date (as specified in Schedule I) and (ii) any date after the First Acceleration Date (as specified in Schedule I) specified by Seller to Issuer by 9:00pm EST on such date as a Valuation Date, in each case, subject to extension in accordance with “Market Disruption Event” above or Section 9 or Section 10 below; provided, however, that in no event shall the Scheduled Valuation Date be extended to a date later than the Final Share Delivery Date; provided further, that if a Valuation Date occurs pursuant to clause (ii) above, then (A) the Calculation Period for this Transaction shall be deemed to end as of the Trading Day immediately preceding the relevant Valuation Date and (B) Seller shall specify a Valuation Date with respect to the entire Transaction (such Valuation Date for the full Prepayment Amount, the “Acceleration Date”).

On a Valuation Date, Calculation Agent shall calculate the Settlement Amount.

Final Share Delivery Date:	As specified in Schedule I; provided that such date shall be extended by one Trading Day for each Trading Day during a Regulation M Event.

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the Valuation Date, minus (b) the Initial Shares, rounded to the nearest whole number of Shares (such number of Shares, the “Settlement Amount”); provided that the number of Shares to be delivered under Physical Settlement shall not be less than the Minimum Shares and not greater than the Maximum Shares.

Settlement Currency:	USD

Settlement Date:	Three Exchange Business Days after the Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Minimum Shares:	To be determined as specified in Schedule I, the final number for which shall be specified to the Issuer in the Trade Notification.

Maximum Shares:	To be determined as specified in Schedule I, the final number for which shall be specified to the Issuer in the Trade Notification.

SHARE ADJUSTMENTS:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event. The parties agree that any open market Share repurchases by the Issuer at prevailing prices, repurchases of Shares by the Issuer pursuant to the Issuer’s stock repurchase plans or Compensatory Plans (as defined below) or accelerated share repurchases, including any

Transactions, forward contracts or similar transactions on customary terms (including, without limitation, any discount to average VWAP prices), shall not be considered Potential Adjustment Events.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from and including the Trade Date to and including the Valuation Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) that is either (i) a non-regularly scheduled Dividend or (ii) the amount or value of which (as determined by the Calculation Agent) exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For any calendar quarter, USD $0.00

Method of Adjustment:	Calculation Agent Adjustment; provided that if Seller suspends trading in the Shares for all or any portion of a Trading Day within the Calculation Period, the suspension shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of a suspension pursuant to Section 10, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall, in a reasonable fashion, make such adjustments promptly following the period of suspension.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that 12.1(d) of the Equity Definitions shall be amended by replacing the “10%” in the third line thereof with “20%.”

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

For purposes of this Transaction, the definition of Merger Date in Section 12.1(c) shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of this Transaction, the definition of Tender Offer Date in Section 12.1(e) shall be amended to read, “Tender Offer Date shall mean the Announcement Date.” For purposes of the Transaction, the definition of Announcement Date in Section 12.1(l) shall be amended by replacing the words “that leads” with the words “that, if consummated, would lead” in both clause (i) and clause (ii) thereof.

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that the parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (such rules and regulations referred to herein as “Dodd-Frank”) without regard to Section 739 of Dodd-Frank or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 bps

Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	50 bps

Determining Party:	For all Extraordinary Events other than Change in Law arising out of Dodd-Frank, Seller; with respect to a Change in Law arising out of Dodd-Frank, either the Issuer or Seller may be the Determining Party; provided that, upon receipt of written request from Issuer, Determining Party if Seller shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide the other party with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing the Seller’s proprietary models).

Hedging Party:	For all Additional Disruption Events, Seller

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Seller; provided that upon receipt of written request from Issuer, Calculation Agent shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Issuer with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, adjustments or determinations, but without disclosing Seller’s proprietary models). All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

4. Account Details:	Wells Fargo Payment Instructions: Wells Fargo Bank, N.A. For A/C: WFB Equity Derivatives Internal A/C # 01020300064228 ABA: 121-000-248

5.        (a) Nationalization, Insolvency or Delisting. The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “Seller will have the right to cancel this Transaction,”

  (b) Additional Termination Event. The declaration of any Extraordinary Dividend by Issuer during the period from and including the Trade Date to but excluding the final Valuation Date shall constitute an Additional Termination Event with this Transaction as the only “Affected Transaction” and Issuer as the sole “Affected Party”.

(c) For the avoidance of doubt, this Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.

6.  Certain Payments and Deliveries by Seller. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Seller would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Seller would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Seller would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions (iv) an Additional Disruption Event occurs and Seller would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Seller would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions, then Issuer shall have the option to require Seller to make such payment in cash or to settle such payment amount in Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, an “Seller Payment Amount”). If Issuer elects for Seller to settle an Seller Payment Amount in Shares or Alternative Delivery Property, then on the date such Seller Payment Amount is due, a Settlement Balance shall be established with an initial balance equal to the Seller Payment Amount. On such date, Seller shall commence purchasing Shares or Alternative Delivery Property for delivery to Issuer. At the end of each Trading Day on which Seller purchases Shares or Alternative Delivery Property pursuant to this Section 6, Seller shall reduce the Settlement Balance by the amount, determined in a good faith and commercially reasonable manner, paid by Seller to purchase the Shares or Alternative Delivery Property purchased on such Trading Day. Seller shall deliver any Shares or Alternative Delivery Property purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day. Seller shall continue purchasing Shares or Alternative Delivery Property until the Settlement Balance has been reduced to zero.

7.  Reserved.

8.  Reserved.

9.  Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of this Transaction and such Announcement Date does not cause this Transaction to terminate in whole under the provisions of “Extraordinary Event” in paragraph 2 above:

(a) As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide Seller with written notice of such announcement;

(b) Promptly after request from Seller, Issuer shall provide Seller with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Seller or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to Seller that such information is true and correct in all material respects. Issuer understands that Seller will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c) Seller in its reasonable discretion may extend the Calculation Period to account for any reduction in the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10.  Seller Adjustments. In the event that Seller reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of this Transaction, then Seller may, in its reasonable discretion, elect that the Initial Hedge Period or the Calculation Period, as the case may be, be suspended and, if appropriate, extended with regard to any Requirements; provided that in no event shall the Initial Hedge Period or Calculation Period be extended to a date later than the Final Share Delivery Date. Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed. If the Initial Hedge Period or the Calculation Period is suspended pursuant to this Section 10, at the end of such suspension Seller shall determine the number of Trading Days remaining in the Calculation Period, as appropriate, and the terms of this Transaction shall be adjusted as set forth above under “Method of Adjustment.”

11. Covenants.

(a)    The Buyer covenants and agrees:

(i) that during the term of this Agreement, neither it nor any of its “affiliated purchasers” (as such term is defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller or take any other action that would cause the purchase by Seller of any Shares in connection with this Agreement not to comply with Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such Rule were otherwise applicable to such purchases), except through Seller or except in the event that after the Initial Hedge Completion Date, the price of the Shares is less than the Forward Floor Price, the Issuer may purchase Shares in an amount to be agreed with Seller in the open market on such Exchange Business Day through Seller and Issuer’s agent pursuant to customary open market agency repurchase documentation reasonably acceptable to both parties;

(ii) that it shall report the Transaction to the extent required under the Exchange Act and the rules and regulations thereunder;

(iii) that as of the Trade Date, the Issuer is in compliance with its reporting obligations under the Exchange Act;

(iv) that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

(v) that the Shares are not, and Issuer will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Regulation M Period (as defined below) unless Issuer has provided written notice to Seller of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period” (such event, a “Regulation M Event”); Issuer acknowledges that any such notice may cause an adjustment event to occur pursuant to Section 10; accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 20; provided, however, that Issuer may only declare up to 3 Regulation M Events during the Regulation M Period. “Regulation M Period” means, the period commencing on the first day of the Initial Hedge Period and ending on the earliest of (i) the Scheduled Valuation Date, (ii) the third Exchange Business Day immediately following the last day of the Calculation Period, or such earlier day as elected by Seller and notified to Issuer (or, if later, the First Acceleration Date), and (iii) in the event Section 6 applies to a Transaction, and Issuer elects to require Seller to deliver Shares or Alternative Delivery Property pursuant to such Section 6, the date reasonably determined by the Calculation Agent and notified to Issuer;

provided that this Section 11(a) shall not (i) limit the Buyer’s ability, pursuant to its employee incentive plan or dividend reinvestment program, to re-acquire Shares in connection with the related equity transactions, (ii) limit Buyer’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Buyer’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Buyer’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Issuer, and in connection with any such purchase Buyer will be deemed to represent to Seller that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Issuer, a “Compensatory Plan”).

(b) During the Initial Hedge Period, Seller will use commercially reasonable efforts to purchase Shares to establish its initial hedge position in compliance with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Exchange Act, as if such rule could be applied to such purchases.

12. Representations,	Warranties and Acknowledgments.

(a) The Buyer hereby represents and warrants to Seller that:

(i) as of the date hereof, the Buyer (A) is not in possession of any material, non-public information with respect to the Buyer or any of its securities, and is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act and (B) agrees not to alter or deviate from the terms of this Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Agreement;

(ii) the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

(iii) the Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities except pursuant to the Buyer’s employee benefit plans and dividend reinvestment plan or other publicly disclosed transaction;

(iv) the Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares); and

(v) the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Buyer is not less than the total amount required to pay the liabilities of the Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) the Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, the Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) the Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Buyer is engaged and (E) the Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Buyer is or would become unable to satisfy.

(b) Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account. All of the actions to be taken by Seller in connection with this Agreement, shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer.

13. Acknowledgements	of Buyer Regarding Hedging and Market Activity. Buyer acknowledges that:

(a)	during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Transaction;

(b)	Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Transaction;

(c)	Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)	any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14.  In the event that Seller becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, to the extent that such action, proceeding or investigation results from the breach by the Buyer of any of its representations, warranties or covenants hereunder, the Buyer will reimburse Seller for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Buyer also will indemnify and hold Seller harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Agreement, to the extent any such loss, claim, damage or liability results from the breach by the Buyer of any of its representations, warranties or covenants hereunder, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Seller in effecting the transactions which are the subject of this Agreement; provided, however, that if it is determined by a court of competent jurisdiction in a final judgment that Seller is not entitled to be indemnified hereunder in connection with such matter, then Seller shall reimburse the Buyer for any expenses paid pursuant to the first sentence of this Section 14. If for any reason the foregoing indemnification is unavailable to Seller or insufficient to hold it harmless, then the Buyer shall contribute to the amount paid or payable by Seller as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Buyer on one hand and Seller on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Buyer under this Section 14 shall be in addition to any liability which the Buyer may otherwise have, shall extend upon the same terms and conditions to any affiliate of Seller and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Seller and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Buyer, Seller, any such affiliate and any such person. The Buyer also agrees that neither Seller nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the

Buyer for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Buyer result from the gross negligence or bad faith of Seller in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement. For the purposes of this Section 14, the term “Seller” shall include Seller and its affiliates. The foregoing reimbursement, indemnity and contribution obligations of the Buyer shall be paid promptly in cash.

15.  The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that the Transaction is (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code, and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of 546(g) and 560 of the Bankruptcy Code.

16.  Seller and Issuer hereby agree and acknowledge that Seller has authorized the Issuer and each of its employees, representatives and other agents to disclose this Transaction, including the tax treatment and tax structure thereof and all materials relating thereto, to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes the Issuer to use any information that the Issuer receives or has received with respect to this Transaction in any manner.

17. Treatment	in Bankruptcy; No Setoff; No Collateral.

(a) In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims. Section 6(f) of the Agreement is hereby deleted.

(b) Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

18.  Reserved.

19.  Account Details:

Account for Payments to Seller: Account for Payments to Issuer:	To be provided separately by Seller To be provided by Issuer

20.  10b5-1 Plan.  Issuer and Seller each represent, warrant and covenant that:

(a)    The Issuer is entering into this Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and, with respect to Issuer, that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. The Issuer acknowledges that it is the intent of the parties that each Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)    Issuer will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Confirmation, including, without limitation, Seller’s decision to enter into any hedging transactions. Issuer represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and each Trade Notification under Rule 10b5-1.

(c)    Each of Seller and Issuer acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer, director, manager or similar person of Issuer is aware of any material non-public information regarding Issuer or the Shares.

21.  Governing law: The laws of the State of New York.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

22.  Terms relating to the Agent.

(a) The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA), is acting hereunder for and on behalf of Wells Fargo solely in its capacity as agent for Wells Fargo pursuant to instructions from Wells Fargo, and is not and will not be acting as the Issuer’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(b) In addition to acting as Wells Fargo’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Issuer directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Wells Fargo (or its designee), and for that purpose any such payment or delivery by the Issuer to the Agent shall be treated as a payment or delivery to Wells Fargo.

(c) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Wells Fargo or the Issuer under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

Wells Fargo Securities, LLC

201 South College Street, 6th Floor

Charlotte, NC 28288-0601

Facsimile No.: (704) 383-8425

Telephone No.: (704) 715-8086

Attention: Equity Derivatives

(d) The Agent shall have no responsibility or liability to Wells Fargo or the Issuer for or arising from (i) any failure by either Wells Fargo or the Issuer to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wells Fargo or the Issuer under or in connection with this Transaction. Each of Wells Fargo and the Issuer agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wells Fargo.

(e) Upon written request, the Agent will furnish to Wells Fargo and the Issuer the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Wells Fargo by facsimile at 212-214-5913 (Attention: Derivatives Structuring Group).

Confirmed as of the date first written above:

WELLS FARGO SECURITIES, LLC, acting solely in its capacity as Agent of Wells Fargo Bank, National Association		WELLS FARGO BANK, NATIONAL ASSOCIATION By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Cathleen Burke	By:	/s/ Cathleen Burke
Name: Cathleen Burke		Name: Cathleen Burke
Title: Managing Director		Title: Managing Director

NetApp, Inc.

By:	/s/ Steven J. Gomo
Name: Steven J. Gomo
Title: CFO

Schedule I

This Schedule I, dated August 19, 2011 may be amended and/or superseded from time to time by mutual agreement of both parties. For the purposes of this Transaction, the following terms shall have the following values/meanings:

1.	The Forward Cap Price equals 105.4% of the Initial Hedge Period Reference Price.

2.	The Forward Floor Price equals 90% of the Initial Hedge Period Reference Price.

3.	The Minimum Shares equals the Prepayment Amount divided by the Forward Cap Price, as set forth in the related Trade Notification.

4.	The Maximum Shares equals the Prepayment Amount divided by the Forward Floor Price, as set forth in the related Trade Notification.

5.	The Prepayment Amount equals USD 400,000,000.

6.	The Scheduled Valuation Date shall mean the 60th Observation Date following the Initial Hedge Completion Date.

7.	The Final Share Delivery Date shall be December 30, 2011.

8.

The First Acceleration Date shall mean the 20th Observation Date following the Initial Hedge Completion Date; provided that under any circumstances where the Calculation Period is extended, the First Acceleration Date shall be postponed by an equal number of Observation Dates.

9.	Observation Dates: Each Scheduled Trading Day after the Trade Date.

AGREED AND ACKNOWLEDGED (as of the date listed above)

WELLS FARGO SECURITIES, LLC, acting solely in its capacity as Agent of Wells Fargo Bank, National Association		WELLS FARGO BANK, NATIONAL ASSOCIATION By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Cathleen Burke	By:	/s/ Cathleen Burke
Name: Cathleen Burke		Name: Cathleen Burke
Title: Managing Director		Title: Managing Director

NetApp, Inc.

/s/ Steven J. Gomo
Name: Steven J. Gomo
Title: CFO

Schedule II

TRADE NOTIFICATION

To:	NetApp, Inc. 495 East Java Drive Sunnyvale, California 94089

From:	Wells Fargo Securities, LLC (“Agent”) solely as agent of Wells Fargo Bank, National Association

Subject:	Collared Accelerated Share Repurchase Transaction

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Wells Fargo Bank, National Association (“Seller”) and NetApp, Inc. (“Issuer”) (together, the “Contracting Parties”) bearing the trade reference number set forth above.

This Trade Notification supplements, forms part of, and is subject to the Confirmation dated as of August 19, 2011 (the “Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.

Initial Hedge Completion Date:	[ ]

Initial Hedge Period Reference Price:	USD [ ]

Minimum Shares:	[ ]

Maximum Shares:	[ ]

Yours sincerely,

WELLS FARGO SECURITIES, LLC, acting solely in its capacity as Agent of Wells Fargo Bank, National Association	WELLS FARGO BANK, NATIONAL ASSOCIATION By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	By:
Name:	Name:
Title:	Title: